EXHIBIT 10
                               9/18/96
                        EMPLOYMENT AGREEMENT


  This is an agreement between Mail Boxes Etc. USA, Inc. ("MBE") and James H. Amos, Jr. ("Amos") to be effective as of September 19, 1996 ("Effective Date"). The purpose of this agreement is to set forth the terms and conditions under which Amos will be employed by MBE.

  1. Term of Employment. MBE will employ Amos for a definite period of time beginning on the Effective Date, and continuing through September 30, 1997.
The employment may be terminated before September 30, 1997, only if there is good cause for termination or if there is a sale or merger of MBE. "Good cause for termination" is limited to intentional misconduct, gross negligence, insubordination, dishonesty, or inability or refusal to perform your duties.
The employment will automatically continue on and after October 1, 1997
(unless, before then, the employment has been terminated for good cause or due to a sale or merger) on an "at will" basis unless and until either MBE or Amos tender to the other a written notice of termination, which notice will be tendered at least 30 days before the effective date of the termination. As is more fully set forth in the MBE Employment Handbook, "at will" employment means employment with the Company is entered into voluntarily for no definite period of time. Therefore, when employment with MBE is "at will," Amos is free to resign at any time for any reason and, similarly, MBE is free to conclude the employment relationship at any time for any reason. If, at any time after September 30, 1997, the employment is terminated by MBE for any reason other than good cause for termination (as defined above) or a sale or merger of MBE, \ then MBE will continue to pay to Amos his base salary set forth below, and will continue to provide medical insurance coverage (under the then-existing terms of MBE's medical insurance plan), for six months after the date of such termination.

  2. Title and Responsibilities. While employed by MBE, Amos will have the title of President and Chief Operating Officer, and he will have responsibility for the general management of the operations of MBE and the MBE Network.

  3. Reporting. Amos will report directly to A. W. DeSio, Chief Executive Officer, or as otherwise directed.

  4. Salary. MBE will pay to Amos a base salary of $220,000 per year. In addition, for the duration of his employment by MBE, Amos will be considered for annual bonuses and stock options (in addition to those set forth below) based on the same criteria as other officers of MBE.

  5. Benefits. MBE will provide Amos the same "perks" that MBE provides to other officers of MBE, including but not limited to vacation and sick leave, participation in MBE's profit sharing plan, health plan, and 401(k) plan, and the use of a Company van under the same terms and conditions as those applicable to other officers of MBE.

  6.   Stock Options.

      a. Subject to the terms and conditions of the Mail Boxes Etc. 1995 Employee Stock Option Plan ("Stock Option Plan"), Amos will be granted an initial option to purchase 50,000 shares of MBE common stock with an exercise price equal to the NASDAQ price per share at closing on the Effective Date
(the "Option Price"). The options shall vest over a four year period at twenty-five percent (25%) per year on October 1, 1997, October 1, 1998,
October 1, 1999, and October 1, 2000, respectively, provided Amos is currently employed by MBE on those dates, except that the options scheduled to vest on October 1, 1997 shall vest on that date if Amos is employed on September 30, 1997. In addition, as set forth in the Stock Option Plan, the stock options may be exercised only if Amos is employed by MBE on the date of exercise or may be exercised within 90 days after the date of termination of employment.

      b. In addition, in the event an agreement for the sale or merger of MBE is entered into prior to September 30, 2000, then all of Amos' options shall immediately vest and become exercisable as provided in the Plan, provided that either (i) Amos is then employed by MBE or (ii) the employment of Amos terminated no more than 90 days before the public announcement of the sale or merger of MBE.

  7.   Sale or Merger of MBE.
      a. In the event that a sale or merger of MBE occurs or is publicly announced prior to October 1, 1998, Amos will have, in addition to the options set forth above, a nonqualified option to purchase for the Option Price, as defined above, 25,000 shares of common stock. This option will vest on the day on which there is a public announcement of such sale or merger, and may be exercised at any time from that day until the time of the sale or merger, at which time the option provided by this paragraph will terminate.

      b. If Amos' employment is terminated solely due to a sale or merger of MBE within the first 24 months, MBE will continue to pay to Amos his base salary set forth above, and will continue to provide medical insurance coverage (under the then-existing terms of MBE's medical insurance plan), for one year after the date of such termination.

  8. Housing. MBE will pay the rent for a home to be leased by Amos in San Diego until June 30, 1997, or until Amos sells his home in Plano, Texas, whichever occurs first; provided, however, that MBE shall not be obligated to pay more than $2,500 per month in rent pursuant to this paragraph.

  9. Moving Expenses. MBE will pay reasonable expenses incurred to move Amos and his belongings from Plano, Texas to San Diego. Amos agrees to inform the Chief Financial Officer of MBE of the amount of moving expenses to be incurred, and to obtain his approval of the amount, before the expenses are incurred.
All relocation expenses (including but not limited to rent under Paragraph
No. 8 above) to be paid directly by MBE and all relocation expenses to be paid initially by Amos but subsequently reimbursed by MBE will be "grossed up" so that Amos will be made whole for any and all income-tax liability (either state or federal or both) resulting from any such payment or reimbursement being treated as taxable income to Amos.

  10. Entire Agreement. The entire agreement between MBE and Amos is set forth in this agreement and in the other documents and plans referenced herein, including but not limited to the MBE Employee Handbook, the MBE Employment Arbitration Agreement, and the Mail Boxes Etc. 1995 Employee Stock Option Plan, and neither party is relying on any representations or warranties not set forth in this agreement or in a document referenced herein.

  To memorialize their agreement to the terms and conditions set forth above, MBE and Amos now affix their signatures below.


                              MAIL BOXES ETC. USA, INC.


                              By:  A.W. DeSio
                                  ---------------------------------
                                   A. W.  ("Tony") DeSio, President
                                   and Chief Executive Officer


                                   James H. Amos, Jr.
                                  ---------------------------------
                                   JAMES H. AMOS, JR.